EXHIBIT 10.1

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (“Agreement”) is entered into by and between Cynthia L. Lucchese (“Employee”) and Hillenbrand, Inc. (together with its subsidiaries and affiliates, the “Company”) as of the date set forth on the execution page below.  The foregoing parties may be referred to herein individually as a “Party” and together as the “Parties.”

1.                                      Employee’s active employment by the Company shall terminate effective March 31, 2014, or such earlier date as the Parties may mutually agree (Employee’s “Effective Termination Date”).  Except as specifically provided by this Agreement, Employee agrees that the Company shall have no other obligations or liabilities to her following her Effective Termination Date, including but not limited to obligations or liabilities under that certain Employment Agreement between Employee and the Company, dated as of March 31, 2008 (the “Employment Agreement”).  Employee agrees that her receipt of the benefits provided for herein shall constitute a complete settlement, satisfaction and waiver of any and all claims she may have against the Company.

2.                                      Employee further submits, and the Company hereby accepts, her resignation as an employee, officer and director, as of the Effective Termination Date for any position she may hold.  The Parties agree that this resignation shall apply to all such positions Employee may hold with the Company or any parent, subsidiary or affiliated entity thereof.  Employee agrees to execute any documents needed to effectuate such resignation.  Employee further agrees to take whatever steps are necessary to facilitate and ensure the smooth transition of her duties and responsibilities to others during the term of Employee’s active employment by the Company and thereafter; provided, however, such steps shall be limited to those that are reasonable following Employee’s active employment.  Employee acknowledges and agrees that neither the signing of this Agreement nor the actions contemplated by or set forth in this Agreement shall constitute an event of “Good Reason” as such term is defined in her Employment Agreement or any other agreement, plan, program or policy maintained by the Company.

3.                                      Employee acknowledges that she has been advised of the American Jobs Creation Act of 2004, which added Section 409A (“Section 409A”) to the Internal Revenue Code, and significantly changed the taxation of nonqualified deferred compensation plans and arrangements.  Under proposed and final regulations as of the date of this Agreement, Employee has been advised that her severance pay may be treated by the Internal Revenue Service as providing “nonqualified deferred compensation,” and therefore subject to Section 409A.  In that event, several provisions in Section 409A may affect Employee’s receipt of severance compensation.  These include, but are not limited to, a provision which requires that distributions to “specified employees” of public companies on account of separation from service may not be made earlier than six (6) months after the effective date of such separation.  If applicable, failure to comply with Section 409A can lead to immediate taxation of deferrals, with interest calculated at a penalty rate and a 20% penalty.  As a result of the requirements imposed by the American Jobs Creation Act of 2004, Employee agrees if she is a “specified employee” at the time of her termination of employment and if severance payments are covered as “non-qualified deferred compensation” or otherwise not exempt, the severance pay benefits shall not be paid until a date at least six (6) months after Employee’s Effective Termination Date from Company, as more fully explained below.

4.                                      In consideration of the promises contained in this Agreement and contingent upon Employee’s compliance with such promises, the Company agrees to provide Employee the following in lieu of, and not in addition to, any other contractual, notice or statutory pay obligations (other than accrued wages and deferred compensation); it is understood and agreed that certain of the following payments and/or benefits are required to be provided to Employee pursuant to the terms of current plans or agreements governing such benefits and are simply restated in this Paragraph 4 for convenience of the Parties:

(a)                     Company shall provide salary-based severance pay, in the amount of Employee’s annual base salary as of the Effective Termination Date, equal to Four Hundred Twenty-Five Thousand Dollars ($425,000.00), less applicable deductions or other setoffs, payable in lump sum the day following the sixth (6th) month anniversary of Employee’s Effective Termination Date.

(b)                     Company shall provide bonus-based severance pay, reflecting the Employee’s historical annual bonus payment percentages, equal to her vested portion (as described below) of One Hundred Ninety-Seven Thousand Dollars ($197,000.00), less applicable deductions or other setoffs, payable in lump sum the day following the sixth (6th) month anniversary of Employee’s Effective Termination Date.

(i)                         Employee’s vested portion will be equal to the percentage of calendar days, from January 1, 2014 through March 31, 2014, that Employee remains employed by the Company.  If the Company terminates Employee without cause (as defined in her Employment Agreement) before March 31, 2014, Employee’s vested portion shall be 100 percent.  If Employee resigns before March 31, 2014, the Company may elect, in its sole discretion, to increase Employee’s vested portion to 100 percent.  Upon termination of employment, Employee will forfeit the unvested portion of the bonus-based severance pay.

(c)                      Company shall provide a stay bonus in the amount of Fifty Thousand Dollars ($50,000.00), less applicable deductions or other setoffs, if Employee remains employed through March 31, 2014, or the date the Company terminates Employee without cause (as defined in her Employment Agreement), whichever date is earlier.  The stay bonus will be payable in lump sum within ten (10) days following such earlier date.  If Employee resigns before such earlier date, Employee will forfeit the entire stay bonus, unless the Company elects, in its sole discretion, to pay the stay bonus, in which case the stay bonus will be payable in lump sum within ten (10) days following the resignation date.

(d)                     Employee hereby affirms and acknowledges her continued obligations to comply with the post-termination covenants contained in her Employment Agreement, including but not limited to the non-competition, non-solicitation, trade secret and confidentiality provisions; provided, however, that notwithstanding the foregoing or anything set forth in the Employment Agreement, it is expressly agreed between the Parties that (i) the non-competition and non-solicitation covenants shall terminate as of March 31, 2015; and (ii) the term “Competitor” for purposes thereof shall mean any business that is engaged in the business of designing, engineering, manufacturing, marketing, selling or distributing any products or services that compete with, or are a functional equivalent of or alternative for, any of the products or services designed, engineered, manufactured, marketed, sold or distributed by the Company (and for the avoidance of doubt, any of its affiliated companies), including but not limited to those set forth on the Competitor List attached thereto.

(e)                      Employee was granted and has been paid her annual cash incentive for the performance period ending September 30, 2013, under the Company’s Short-Term Incentive Compensation (“STIC”) program.  Employee acknowledges and agrees that her STIC award for fiscal year 2014 has been canceled, and no additional bonus awards will be granted to her, and she will not be entitled to any bonus award, under the STIC program for any performance period beginning after September 30, 2013.

(f)                       As of the date of this Agreement, Employee has outstanding stock option awards and other equity awards (including restricted stock and restricted stock unit awards) that were granted under the Company’s Long-Term Incentive Compensation (“LTIC”) program.  Such awards were granted pursuant to, and continue to be subject to, the terms and conditions of the Company’s Stock Incentive Plan and the related award agreements, which shall govern the Parties’ rights with respect to such awards; provided, however, that notwithstanding the terms of Employee’s stock option grant instrument for fiscal year 2014, one-third of the stock options granted therein shall become exercisable immediately.

(g)                      As of the Effective Termination Date, Employee will become ineligible to participate in the Company’s health insurance program, and continuation of coverage requirements under COBRA (if any) will be triggered at that time.  However, as additional consideration for the promises and obligations contained herein (and except as may be prohibited by law), the Company agrees to continue to pay Employee a special monthly stipend equal to the employer’s share of such coverage as provided under the health care program selected by Employee as of her Effective Termination Date, subject to any approved changes in coverage based on a qualified election, until (i) the date that is twelve (12) months after the Effective Termination Date, (ii) Employee accepts other employment where healthcare coverage is available, or (iii) Employee otherwise becomes ineligible for COBRA, whichever comes first; provided, Employee (A) timely completes the applicable election of coverage forms and (B) continues to pay the employee portion of the applicable premium(s).  Thereafter, if applicable, coverage will be made available to Employee at her sole expense, for the full COBRA premium cost, for the remaining months of the COBRA coverage period made available pursuant to applicable law.  Employee acknowledges that the special monthly stipend provided hereunder will be subject to taxation. The medical insurance provided herein does not include any disability coverage.

(h)                     Employee is a participant in the Company’s Supplemental Retirement Plan (effective as of January 1, 2010) (the “SRP”) and Supplemental Executive Retirement Plan (as amended and restated July 1, 2010) (the “SERP”).  Benefits under the SRP and the SERP shall be paid according to the terms and conditions of the underlying plan/plan documents and subject to any required 6-month delay under Section 409A, measured from the “separation from service” within the meaning of Section 409A and the guidance issued thereunder.

5.                                      It is understood by the Parties that unless expressly provided otherwise herein, nothing in this Agreement shall affect any rights Employee may have under any Company sponsored employee benefit plan, pension plan, and/or savings plan (i.e., 401(k) plan), deferred compensation program, executive life insurance benefit, or group medical plan provided by the Company as of the Effective Termination Date, such items to be governed exclusively by the terms of the applicable policies or plan documents.

6.                                      Should Employee become employed before March 31, 2015, Employee agrees to so notify the Company in writing (email acceptable) within ten (10) business days of Employee’s acceptance of such employment, providing the name of such employer (or entity to whom Employee may be providing consulting services), her intended duties and the anticipated start date.  Such information is required to ensure Employee’s compliance with her non-competition obligations as well as all other applicable restrictive covenants.  The Parties agree that any services provided to that certain family business in which Employee is currently a part owner are not subject to this notification requirement.

7.                                      Employee understands and acknowledges that neither the Company, nor any of its employees, attorneys or other representatives has provided her with any legal or financial advice concerning taxes or any other matter, and that she has not relied on any such advice in deciding whether to enter into this Agreement.  To the extent applicable, Employee understands and agrees that she shall have the responsibility for, and she agrees to pay, any and all appropriate income tax or other tax obligations for which she is individually responsible and/or related to receipt of any benefits provided in this Agreement not subject to federal withholding obligations.

8.                                      In exchange for the benefits provided for herein, Cynthia L. Lucchese, on behalf of herself, her heirs, representatives, agents and assigns hereby RELEASES, INDEMNIFIES, HOLDS HARMLESS, and FOREVER DISCHARGES (i) Hillenbrand, Inc. (ii) its parent, subsidiary or affiliated entities, (iii) all of their present or former directors, officers, employees, shareholders, and agents, as well as, (iv) all predecessors, successors and assigns thereof from any and all actions, charges, claims, demands, damages or liabilities of any kind or character whatsoever, known or unknown, which Employee now has or may have had through the effective date of this Agreement.

9.                                      Without limiting the generality of the foregoing release, it shall include:  (i) all claims or potential claims arising under any federal, state or local laws relating to the Parties’ employment relationship, including any claims Employee may have under the Civil

Rights Acts of 1866 and 1964, as amended, 42 U.S.C. §§ 1981 and 2000(e) et seq.; the Civil Rights Act of 1991; the Age Discrimination in Employment Act, as amended, 29 U.S.C. §§ 621 et seq.; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C §§ 12,101 et seq.; the Fair Labor Standards Act 29 U.S.C. §§ 201 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101, et seq.; the Employee Retirement Income Security Act, 29 U.S.C. §§ 1101 et seq.; the Sarbanes-Oxley Act of 2002, specifically including the Corporate and Criminal Fraud Accountability Act, 18 USC §1514A et seq.; and any other federal, state or local law governing the Parties’ employment relationship; (ii) any claims on account of, arising out of or in any way connected with Employee’s employment with the Company or leaving of that employment; (iii) any claims alleged or which could have been alleged in any charge or complaint against the Company; (iv) any claims relating to the conduct of any employee, officer, director, agent or other representative of the Company; (v) any claims of discrimination, harassment or retaliation on any basis; (vi) any claims arising from any legal restrictions on an employer’s right to separate its employees; (vii) any claims for personal injury, compensatory or punitive damages or other forms of relief; and (viii) all other causes of action sounding in contract, tort or other common law basis, including (a) the breach of any alleged oral or written contract, (b) negligent or intentional misrepresentations, (c) wrongful discharge, (d) just cause dismissal, (e) defamation, (f) interference with contract or business relationship or (g) negligent or intentional infliction of emotional distress.

10.                               Employee further agrees and covenants not to sue the Company or any entity or individual subject to the foregoing general release with respect to any claims, demands, liabilities or obligations released by this Agreement; provided, however, that nothing contained in this Agreement shall:

(a)                     prevent Employee from filing an administrative charge with the Equal Employment Opportunity Commission or any other federal, state or local agency; or

(b)                     prevent Employee from challenging, under the Older Worker’s Benefit Protection Act (29 U.S.C. § 626, the knowing and voluntary nature of her release of any age claims in this Agreement in court of before the Equal Employment Opportunity Commission.

11.                               Notwithstanding her right to file an administrative charge with the EEOC or any other federal, state or local agency, Employee agrees that with her release of claims in this Agreement, she has waived any right she may have to recover monetary or other personal relief in any proceeding based in whole or in part on claims released by her in this Agreement.  For example, Employee waives any right to monetary damages or reinstatement if an administrative charge is brought against the Company whether by Employee, the EEOC or any other person or entity, including but not limited to any federal, state or local agency.  Further, with her release of claims in this Agreement, Employee specifically assigns to the Company her right to any recovery arising from any such proceeding.

12.                               The Parties acknowledge that it is their mutual and specific intent that the above waiver fully complies with the requirements of the Older Workers Benefit Protection Act (29

U.S.C. § 626) and any similar law governing release of claims.  Accordingly, Employee hereby acknowledges that:

(a)                     She has carefully read and fully understands all of the provisions of this Agreement and that she has entered into this Agreement knowingly and voluntarily;

(b)                     The benefits offered in exchange for Employee’s release of claims exceed in kind and scope that to which she would have otherwise been legally entitled absent the execution of this Agreement;

(c)                      Prior to signing this Agreement, Employee had been advised, and is being advised by this Agreement, to consult with an attorney of her choice concerning its terms and conditions; and

(d)                     She has been offered at least twenty-one (21) days within which to review and consider this Agreement.

13.                               The Parties agree that this Agreement shall not become effective and enforceable until the date this Agreement is signed by both Parties or seven (7) calendar days after its execution by Employee, whichever is later.  Employee may revoke this Agreement for any reason by providing written notice of such intent to the Company within seven (7) days after she has signed this Agreement, thereby forfeiting Employee’s right to receive any benefits provided for hereunder and rendering this Agreement null and void in its entirety.  This revocation must be sent to the Employee’s HR representative with a copy sent to the Company’s Office of General Counsel and must be received by the end of the seventh day after the Employee signs this Agreement to be effective.

14.                               The Parties agree that nothing contained herein shall purport to waive or otherwise affect any of Employee’s rights or claims that may arise after she signs this Agreement.

15.                               Similarly, notwithstanding any provision contained herein to the contrary, this Agreement shall not constitute a waiver or release or otherwise affect Employee’s rights with respect to any vested benefits, any rights she has to benefits which can not be waived by law, any coverage provided under any Directors and Officers (“D&O”) policy, any rights Employee may have under any indemnification agreement she has with the Company prior to the date hereof, any rights she has as a shareholder, or any claim for breach of this Agreement, including, but not limited to the benefits promised by the terms of this Agreement.

16.                               Except as provided herein, Employee acknowledges that she will not be eligible to receive or vest in any additional stock options, stock awards or restricted stock units (“RSUs”) after her Effective Termination Date.  Failure to exercise any vested options within the applicable period as set forth in the plan and/or grant will result in their forfeiture.  Employee acknowledges that, except as expressly provided otherwise in Paragraph 4(f) above: (a) any stock options, stock awards or RSUs held for less than the required period shall be deemed forfeited as of the effective date of this Agreement; and (b) all terms and conditions of such stock options, stock awards or RSUs shall not be affected by this Agreement, shall remain in full force and effect, and shall govern the Parties’ rights with respect to such equity based awards.

17.                               Employee acknowledges that her termination and the benefits offered hereunder were based on an individual determination and were not offered in conjunction with any group termination or group severance program.  Employee hereby affirmatively waives any claim or defense to the contrary.

18.                               Employee acknowledges that a copy of the Employment Agreement has been attached to this Agreement or has otherwise been provided to her and, to the extent not inconsistent with the terms of this Agreement or applicable law, the terms thereof shall be incorporated herein by reference.  Employee acknowledges that the restrictions contained therein, as amended by this Agreement, are valid and reasonable in every respect and are necessary to protect the Company’s legitimate business interests.  Employee hereby affirmatively waives any claim or defense to the contrary.

19.                               Employee acknowledges that the Company possesses, and she has been granted access to, certain trade secrets as well as other confidential and proprietary information that it has acquired at great effort and expense.  Such information includes, without limitation, confidential information regarding products and services, marketing strategies, business plans, operations, costs, current or, prospective customer information (including customer contacts, requirements, creditworthiness and like matters), product concepts, designs, prototypes or specifications, regulatory compliance issues, research and development efforts, technical data and know-how, sales information, including pricing and other terms and conditions of sale, financial information, internal procedures, techniques, forecasts, methods, trade information, trade secrets, software programs, project requirements, inventions, trademarks, trade names, and similar information regarding the Company’s businesses (collectively referred to herein as “Confidential Information”).

20.                               Employee agrees that all such Confidential Information is and shall remain the sole and exclusive property of the Company.  Except as may be expressly authorized by the Company in writing, or as may be required by law after providing due notice thereof to the Company, Employee agrees not to disclose, or cause any other person or entity to disclose, any Confidential Information to any third party for as long thereafter as such information remains confidential (or as limited by applicable law) and agrees not to make use of any such Confidential Information for Employee’s own purposes or for the benefit of any other entity or person. The Parties acknowledge that Confidential Information shall not include any information that is otherwise made public through no fault of Employee or other wrong doing.

21.                               On or before Employee’s Effective Termination Date, Employee agrees to return the original and all copies of all things in her possession or control relating to the Company or its business, including but not limited to any and all contracts, reports, memoranda, correspondence, manuals, forms, records, designs, budgets, contact information or lists (including customer, vendor or supplier lists), ledger sheets or other financial information, drawings, plans (including, but not limited to, business, marketing and strategic plans), personnel or other business files, computer hardware, software, or access codes, door and file keys, identification, credit cards, pager, phone, and any and all other physical, intellectual, or personal property of any nature that she received, prepared, helped prepare, or directed preparation of in connection with her employment with the Company. Nothing contained herein shall be construed to require the return of any non-confidential and de minimis items regarding Employee’s pay, benefits or other rights of employment such as pay stubs, W-2 forms, employee benefit plan summaries, and benefit statements.

22.                               Employee hereby consents and authorizes the Company to deduct as an offset from the above-referenced severance payments the value of any Company property not returned, as well as any monies paid by the Company on Employee’s behalf.

23.                               Employee agrees to cooperate with the Company in connection with any pending or future litigation, proceeding or other matter which has been or may be brought against or by the Company before any agency, court, or other tribunal and concerning or relating in any way to any matter falling within Employee’s knowledge or former area of responsibility.  Employee agrees to immediately notify the Company, through the Office of the General Counsel, in the event she is contacted by any outside attorney (including paralegals or other affiliated parties) unless (i) the Company is represented by the attorney, (ii) Employee is represented by the attorney for the purpose of protecting her personal interests or (iii) the Company has been advised of and has approved such contact.  Employee agrees to provide reasonable assistance and completely truthful testimony in such matters including, without limitation, facilitating and assisting in the preparation of any underlying defense, responding to discovery requests, preparing for and attending deposition(s) as well as appearing in court to provide truthful testimony.  The Company agrees to reimburse Employee for all reasonable out of pocket expenses incurred at the request of the Company associated with such assistance and testimony.

24.                               Employee agrees not to make any written or oral statement that may defame, disparage or cast in a negative light so as to do harm to the personal or professional reputation of (a) the Company, (b) its employees, officers, directors or trustees or (c) the services and/or products provided by the Company and its subsidiaries or affiliate entities.  Similarly, in response to any written inquiry from any prospective employer or in connection with a written inquiry in connection with any future business relationship involving Employee, the Company agrees not to provide any information that may defame, disparage or cast in a negative light so as to do harm to the personal or professional reputation of Employee.  The Parties acknowledge, however, that nothing contained herein shall be construed to prevent or prohibit the Company or the Employee from providing truthful information in response to any court order, discovery request, subpoena or other lawful request.

25.                               EMPLOYEE SPECIFICALLY AGREES AND UNDERSTANDS THAT THE EXISTENCE AND TERMS OF THIS AGREEMENT ARE STRICTLY CONFIDENTIAL AND THAT SUCH CONFIDENTIALITY IS A MATERIAL TERM OF THIS AGREEMENT.  Accordingly, except as required by law or unless authorized to do so by the Company in writing, Employee agrees that she shall not communicate, display or otherwise reveal any of the contents of this Agreement to anyone.  Employee may, however, disclose those contents to her spouse, legal counsel, or financial advisor if she first advises them of the confidential nature of this Agreement and obtains their agreement to be bound by the same.  The Company agrees that Employee may respond to legitimate inquiries regarding the termination of her employment by stating that the Parties have terminated their relationship on an amicable basis and that the Parties have entered into this confidential Separation and Release Agreement that prohibits her from further discussing the specifics of her separation.  Nothing contained herein shall be construed to prevent Employee from discussing or otherwise advising subsequent employers of the existence of any obligations as set forth in her Employment Agreement.  Further, nothing contained herein shall be construed to limit or otherwise restrict the Company’s ability to disclose the terms and conditions of this Agreement as may be required by business necessity or applicable law or regulation.

26.                               In the event that Employee breaches or threatens to breach any provision of this Agreement, she agrees that the Company shall be entitled to seek any and all equitable and legal relief provided by law, specifically including immediate and permanent injunctive relief.  Employee hereby waives any claim that the Company has an adequate remedy at law.  In addition, and to the extent not prohibited by law, Employee agrees that the Company shall be entitled to discontinue providing any additional benefits to Employee upon such breach or threatened breach as well as an award of all costs and attorneys’ fees incurred by the Company in any successful effort to enforce the terms of this Agreement.  Employee agrees that the foregoing relief shall not be construed to limit or otherwise restrict the Company’s ability to pursue any other remedy provided by law, including the recovery of any actual, compensatory or punitive damages.  Moreover, if Employee pursues any claims against the Company subject to the foregoing general release, or breaches the above confidentiality provision, Employee agrees to immediately reimburse the Company for the value of all benefits received under this Agreement to the fullest extent permitted by law.  In the event the Company is required to file suit to enforce the terms of this Agreement, the Company shall be entitled to an award of all costs and attorneys’ fees incurred by it in any wholly successful effort to enforce the terms of this Agreement.  In the event the Company is wholly unsuccessful, Employee shall be entitled to an award of her costs and attorneys’ fees.

27.                               Similarly, in the event that the Company breaches or threatens to breach any provision of this Agreement, Employee shall be entitled to seek any and all equitable or other available relief provided by law, specifically including immediate and permanent injunctive relief.  In the event Employee is required to file suit to enforce the terms of this Agreement, Employee shall be entitled to an award of all costs and attorneys’ fees incurred by her in any wholly successful effort to enforce the terms of this Agreement.  In the event Employee is wholly unsuccessful, the Company shall be entitled to an award of its costs and attorneys’ fees.

28.                               Both Parties acknowledge that this Agreement is entered into solely for the purpose of terminating Employee’s employment relationship with the Company on an amicable basis and shall not be construed as an admission of liability or wrongdoing by the Company or Employee, both Parties having expressly denied any such liability or wrongdoing.

29.                               Each of the promises and obligations shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, assigns and successors in interest of each of the Parties.

30.                               The Parties agree that each and every paragraph, sentence, clause, term and provision of this Agreement is severable and that, if any portion of this Agreement should be deemed not enforceable for any reason, such portion shall be stricken and the remaining portion or portions thereof should continue to be enforced to the fullest extent permitted by applicable law.

31.                               This Agreement shall be governed by and interpreted in accordance with the laws of the State of Indiana without regard to any applicable state’s choice of law provisions.

32.                               Employee acknowledges that she has been offered a period of twenty-one (21) days within which to consider and review this Agreement; that she has carefully read and fully understands all of the provisions of this Agreement; and that she has entered into this Agreement knowingly and voluntarily.

33.                               Employee represents and acknowledges that in signing this Agreement she does not rely, and has not relied, upon any representation or statement made by the Company or by any of the Company’s employees, officers, agents, stockholders, directors or attorneys with regard to the subject matter, basis or effect of this Agreement other than those specifically contained herein.

34.                               This Agreement represents the entire agreement between the Parties concerning the subject matter hereof, shall supersede any and all prior agreements which may otherwise exist between them concerning the subject matter hereof (specifically excluding, however, the post-termination obligations contained in an Employee’s Employment Agreement, any obligations contained in an existing and valid Indemnity Agreement or Change in Control or any obligation contained in any other legally-binding document), and shall not be altered, amended, modified or otherwise changed except by a writing executed by both Parties.

PLEASE READ CAREFULLY.  THIS SEPARATION AND RELEASE

AGREEMENT INCLUDES A COMPLETE RELEASE OF ALL

KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the Parties have themselves signed, or caused a duly authorized agent thereof to sign, this Agreement on their behalf and thereby acknowledge their intent to be bound by its terms and conditions.

Cynthia L. Lucchese		Hillenbrand, Inc.

Signed:	/s/ Cynthia L. Lucchese	Signed:	/s/ P. Douglas Wilson
P. Douglas Wilson,
Chief Administrative Officer

Dated: January 6, 2014		Dated: January 6, 2014